AMDL Announces First Closing of Private Offering

TUSTIN, Calif., May 4, 2007 — AMDL, Inc. (AMEX: ADL), developer and marketer of tests for the early detection of cancer and other serious diseases, announced today that it has conducted a first closing of its combined Regulation D/Regulation S private unit offering of up to 2,000,000 shares of common stock and warrants to purchase 1,000,000 shares of common stock generating gross proceeds of approximately $3,789,500, exclusive of placement agent fees and expenses of approximately $492,600. The first closing consisted of 1,443,620 shares of AMDL common stock at $2.625 per share and three and one-half year warrants to purchase an additional 721,810 shares, exercisable at $3.86 per share. Warrants to purchase an additional 144,362 shares were issued to the placement agents at the same exercise price. AMDL agreed to file a registration statement on Form S-3 within 30 days of the first closing to register the resale of the shares and shares issuable on exercise of the warrants. The offering will continue until units for up to an additional 556,380 shares and warrants to purchase an additional 278,190 shares have been sold or the offering is terminated by the company. The sale of shares and warrants in the second closing are expected to be on similar terms and conditions, no more favorable than in the first closing.

Gary L. Dreher, President of AMDL, said: “The reception to the offering was extremely gratifying. These funds provide the additional working capital we need to expand Jade Pharmaceutical Inc.’s business and product development efforts in China and for approval of DR-70® in Asia and the U.S.”

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About AMDL
AMDL, Inc., headquartered in Tustin, California, with operations in Shenzhen, Jaingxi and Jilin China through its wholly owned subsidiary Jade Pharmaceutical Inc., is an international biopharma company. AMDL together with Jade engages in the development, manufacture and marketing of proprietary pharmaceutical and testing products. More information about AMDL and its products can be obtained at www.amdl.com.

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Forward-Looking Statements
Statements in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties, including the failure to complete successfully the development of new or enhanced products, the Company’s future capital needs, the lack of market demand for any new or enhanced products the Company may develop, any actions by the Company’s partners that may be adverse to the Company, the success of competitive products, other economic factors affecting the Company and its markets, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release. The Company disclaims any obligation to update any statements in this press release.